ALPS ADVISORS, INC.

1290 Broadway, Suite 1000

Denver, CO 80203

December 9, 2025

Mr. Lucas Foss, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS | CoreCommodity Management CompleteCommodities Strategy Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Foss:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.

The Adviser hereby agrees to waive and/or reimburse the Fund’s Class A, Investor Class, Class C and Class I shares for any acquired fund fees and expenses incurred by the Fund in connection with the Fund’s investment in any exchange-traded funds advised by the Adviser. The amount of such waived fees shall not be subject to recapture by the Adviser.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of February 28, 2026, and shall continue until modified or discontinued by the Board of Trustees of the Trust.

CORECOMMODITY MANAGEMENT LLC

By:	/s/ Andrew Kaplan
Name:	Andrew Kaplan
Title:	COO

By:	/s/ Patricia S. Rube
Name:	Patricia S. Rube
Title:	General Counsel

ALPS ADVISORS, INC.

By:	/s/ Laton Spahr
Name:	Laton Spahr
Title:	President, ALPS Advisors, Inc.

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Lucas Foss
Name:	Lucas Foss
Title:	President